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Exhibit 11

Statement of Computation of Per Share Earnings

        Set forth below are the bases for the computation of earnings per share for the periods shown.

	Nine Months Ended September 30,
	2007	2006
Earnings Per Common Share
Basic	$0.57	$0.62
Average Shares Outstanding	9,534,401	9,423,239
Diluted	$0.55	$0.60
Average Shares Outstanding (including dilutive effect of stock options)	9,855,010	9,853,794
	Three Months Ended September 30,
	2007	2006
Earnings Per Common Share
Basic	$0.18	$0.20
Average Shares Outstanding	9,580,790	9,423,947
Diluted	$0.18	$0.19
Average Shares Outstanding (including dilutive effect of stock options)	9,838,524	9,869,514

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  Exhibit 11
Statement of Computation of Per Share Earnings